We hereby consent to the incorporation by reference in the June 1996 registration Statement on Form S-8 of our report, dated August 29, 1996, on the consolidated financial statements included in Form 10-K of Pro-Dex, Inc. and subsidiaries for the year ended June 30, 1996.



McGladrey & Pullen, LLP



Anaheim, California
September 27, 1996